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FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of December 21, 2017, among Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Issuer”), each of the parties identified on the signature page of this Supplemental Indenture as a Guaranteeing Subsidiary (as defined below), and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
WHEREAS, the Issuer heretofore executed and delivered to the Trustee an indenture, dated as of November 20, 2017 (the “Indenture”), providing for the issuance of the Issuer’s 6.5% Senior Secured Notes due 2025 (the “Notes”);
WHEREAS, Section 4.16 of the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture and a Guarantee pursuant to which any newly-acquired or created Guarantor shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth therein and herein and in such Guarantee;
WHEREAS, the parties hereto desire to cause Kratos Systems and Solutions, Inc., a Virginia corporation (“KSS”), and Shadow I, Inc., a California corporation (“Shadow I” and, together with KSS, the “Guaranteeing Subsidiaries”), to guarantee the Notes; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and delivery this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Joinder to Indenture. Each of the Guaranteeing Subsidiaries hereby agrees to become bound by the terms, conditions and other provisions of the Indenture, with all attendant rights, duties and obligations stated therein and with the same force and effect as if originally named as a Guarantor therein and as if such Guaranteeing Subsidiary executed the Indenture on the date thereof.

3.Agreement to Guarantee. Each Guaranteeing Subsidiary hereby fully, irrevocably and unconditionally, jointly and severally, guarantees (such guarantee, as amended or supplemented from time to time, to be referred to herein as the “Guarantee”), to each of the Holders, the Trustee and the Collateral Agent and their respective successors and assigns that (i) the principal of, premium, if any, and interest, if any, on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the

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Notes, by acceleration or otherwise, and interest on the overdue principal (including interest accruing at the then-applicable rate provided in the Indenture Documents after the occurrence of any Event of Default set forth in Section 6.01(6) or 6.01(7) of the Indenture, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Issuer to the Holders, the Trustee and the Collateral Agent hereunder, thereunder or under any Collateral Agreement shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the Collateral Agreements; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.03 of the Indenture.

The obligations of each Guaranteeing Subsidiary to the Holders and to the Trustee pursuant to this Supplemental Indenture and the Indenture are expressly set forth in Article Ten of the Indenture and reference is hereby made to such Indenture for the precise terms of the Guarantee.
No past, present or future director, officer, employee, incorporator or stockholder of the Issuer or of any Subsidiary of the Issuer, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Indenture, the Notes, the Guarantees or the Collateral Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.
The Guarantee executed and delivered hereby is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guaranteeing Subsidiary and its successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and Indenture or until released or legally defeased in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collectibility.
The obligations of each Guaranteeing Subsidiary under its Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.
THE TERMS OF ARTICLE TEN OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

4.GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION

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OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

5.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date written below.

GUARANTEEING SUBSIDIARIES:

KRATOS SYSTEMS AND SOLUTIONS, INC.
SHADOW I, INC.

/s/ Deanna H. Lund
Name:	Deanna H. Lund
Title:	Executive Vice President & Chief
Financial Officer

THE TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

/s/ Jane Schweiger
Name:	Jane Schweiger
Title:	Vice President

THE ISSUER:

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:	/s/ Deanna H. Lund
	Name:	Deanna H. Lund
	Title:	Executive Vice President & Chief
Financial Officer

[Signature Page to Supplemental Indenture]